EXHIBIT 14.1

ENTERPRISE FINANCIAL SERVICES CORP.

CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER AND

SENIOR FINANCIAL OFFICERS

The Principal Executive Officer and each Senior Financial Officer of Enterprise Financial Services Corp., (the “Company”) shall

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide constituents with information (including periodic reports filed with the Securities and Exchange Commission) that is accurate, complete, objective, relevant, timely and understandable.

3.	Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing our independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of our work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of our work will not be used for personal advantage.

6.	Share knowledge and maintain skills important and relevant to constituents’ needs.

7.	Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

8.	Achieve responsible use of and control over all assets and resources employed or entrusted.

9.	Report to the Company, through the Chief Financial Officer or Audit Committee, any situation where the Code of Ethics, the Company’s standards or laws are being violated.

The undersigned understands that violations of this Code of Ethics will result in serious reprimand, including possibly termination of employment.

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Title:
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